Consent of Harry Winderman, Esq.


SEPTEMBER  23,  1999


Board  of  Directors
BIG  FLASH  CORPORATION

Gentlemen:

         I have acted as counsel for Big Flash Corporation (the "Corporation") in connection with the registration on Form SB-2 (the "registration statement") of 1,500,000 shares of the Corporation's common stock, $.0001 par value per share registering the shares of common stock of the selling stockholders enumerated on Schedule "A" attached hereto.

         On the basis of investigation as I deemed necessary, I am of the opinion that:
(1)    the  Corporation  has  been  duly  incorporated  and  is validly existing under  the  laws  of  the  State  of  Delaware;  and
(2)    the  common  shares  have  been  duly  authorized and are validly issued, fully  paid  and  nonassessable.

            I consent to the use of my name under the heading "Validity of shares of common stock" in the prospectus included in the registration statement and to the filing of this opinion as an Exhibit to the registration statement.


Very  truly  yours,


HARRY  WINDERMAN,  ESQ.